EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2007, except as to notes 4, 5, 6 and 22, which are as of September 7, 2007, relating to the financial statements and financial statement schedule of Nortel Networks Corporation (“Nortel”) as of December 31, 2006 and for each of the years in the two year period ended December 31, 2006 (which audit report on the consolidated financial statements expressed an unqualified opinion, includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements) appearing in the Annual Report on Form 10-K of Nortel for the year ended December 31, 2007.
Independent Registered Chartered Accountants
Licensed Public Accountants
/s/ DELOITTE & TOUCHE LLP
Toronto, Canada
June 24, 2008